                                                                   Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)


                                                           YEAR ENDED DECEMBER 31,
EXCLUDING INTEREST ON DEPOSITS:                   2000     1999     1998      1997     1996
-------------------------------                   ----     ----     ----      ----     ----

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                     23,253   17,764   18,997   17,645   14,776
     INTEREST FACTOR IN RENT EXPENSE                 416      292      417      321      299
     DIVIDENDS--PREFERRED STOCK                      180      232      332      433      505
                                                  ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                       23,849   18,288   19,746   18,399   15,580
                                                  ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES  21,143   18,151   11,085   12,305   12,444
     OTHER                                          --       --       --       --          1
     FIXED CHARGES (EXCLUDING PREFERRED             --       --       --       --       --
        STOCK DIVIDENDS)                          23,669   18,056   19,414   17,966   15,075
                                                  ------   ------   ------   ------   ------

        TOTAL INCOME                              44,812   36,207   30,499   30,271   27,520
                                                  ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                 1.88     1.98     1.54     1.65     1.77
                                                  ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:
-------------------------------

FIXED CHARGES:
     INTEREST EXPENSE                             36,638   28,674   30,692   27,299   23,792
     INTEREST FACTOR IN RENT EXPENSE                 416      292      417      321      299
     DIVIDENDS--PREFERRED STOCK                      180      232      332      433      505
                                                  ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                       37,234   29,198   31,441   28,053   24,596
                                                  ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES  21,143   18,151   11,085   12,305   12,444
     OTHER                                          --       --       --       --          1
     FIXED CHARGES (EXCLUDING PREFERRED                      --       --       --       --
        STOCK DIVIDENDS)                          37,054   28,966   31,109   27,620   24,091
                                                  ------   ------   ------   ------   ------

        TOTAL INCOME                              58,197   47,117   42,194   39,925   36,536
                                                  ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                 1.56     1.61     1.34     1.42     1.49
                                                  ======   ======   ======   ======   ======


Note: On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.